SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                             FORM 8-K

                          CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of
                 The Securities Exchange Act of 1934


                  Date of Report - December 31, 2000
                   (Date of earliest event reported)


                        Questar Pipeline Company
          (Exact name of registrant as specified in charter)


      STATE OF UTAH              0-14147            87-0307414
(State or other juris-       (Commission      (I.R.S. Employer
diction of incorporation       File No.)      Identification No.)
  or organization)


P. O. Box 45601, 180 East 100 South, Salt Lake City, Utah 84145-0601
              (Address of principal executive offices)


Registrant's telephone number, including area code (801) 324-5555


                          Not Applicable
  (Former name or former address, if changed since last report.)


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
Item 5.   Other Events and Regulation FD Disclosure.

     On December 31, 2000, Questar TransColorado Inc. ("QTC"), which is a wholly-owned subsidiary of Questar Pipeline Company ("Questar Pipeline"), gave notice that it elects to exercise its contractual right (the "Put") to sell its 50 percent interest in TransColorado Gas Transmission Company ("TC Partnership") to KN TransColorado, Inc. ("KNTC"), a wholly-owned subsidiary of Kinder-Morgan, Inc. ("Kinder-Morgan"). As has been disclosed in earlier reports, QTC and KNTC, their respective parents and certain named affiliates are involved in a complex lawsuit that is pending in a Colorado state district court. The lawsuit, in part, involves claims and counterclaims concerning QTC's contractual right to exercise the Put.

     QTC's notification was given pursuant to a stipulation of the parties that essentially preserves for QTC all of its claims, rights and entitlements. The notification does not constitute an election of remedies by QTC, and QTC expressly reserves all of its claims against KNTC and its named affiliates.

     At year-end 1999, Questar Pipeline wrote down its investment in the TC Partnership. Pending the outcome of the lawsuit, Questar Pipeline expects to record operating results sustained by the TC Partnership beginning April 1, 2001. Questar Pipeline's share of the TC Partnership's pre-tax monthly losses were $300,000 to $1.2 million during 2000.

     QTC and KNTC have agreed to locate and hire an outside party to operate the TransColorado pipeline during the litigation. The trial has been scheduled to begin February 4, 2002.

     Questar Pipeline and QTC deny any wrongdoing of any kind, believe that the claims made by KNTC and Kinder-Morgan are totally without merit, and intend to vigorously defend against such claims while pursuing their own causes of action against KNTC, Kinder
Morgan and certain of their affiliates. Questar Pipeline and QTC also expect to recover any losses recorded in conjunction with the TC
Partnership after March 31, 2001, if they are successful in the litigation.

                                   Questar Pipeline Company
                                        (Registrant)



January 12, 2001                         By /s/D. N. Rose
   (Date)                                      D. N. Rose
                                               President and Chief
                                               Executive Officer